SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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BANCORP RHODE ISLAND, INC.

______________________________________________________________________________

(Name of Registrant as Specified in its Charter)

______________________________________________________________________________

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The following letter was sent to the shareholders of Bancorp Rhode Island, Inc. on April 18, 2007.

April 18, 2007

Dear Fellow Shareholder:

Your vote at the Bancorp Rhode Island 2007 Annual Meeting of Shareholders, to be held on Wednesday, May 16, is critical to the future of your investment – you will have the opportunity to protect the long-term value of BancorpRI and support the actions your Board is taking to create a strong future for the company. Your Board unanimously recommends that BancorpRI shareholders vote the WHITE proxy card FOR ALL your Board’s director nominees and discard all green proxy cards that you may receive from PL Capital Group (“PL Capital”).

DON’T BE MISLED BY PL CAPITAL’S DISTORTED CLAIMS –

IT’S TIME TO SET THE RECORD STRAIGHT

PL Capital’s candidates would not add any new expertise to your Board and lack the objectivity to adequately represent the interests of ALL shareholders. Yet, in an attempt to garner your support, PL Capital has made numerous assertions in its proxy materials that we believe distort the facts and are fraught with glaring omissions. Let’s set the record straight.

PL’s POSITION: BancorpRI’s 2006 results were worse than the previous four years.

THE FACT IS: Since inception in 1996, we have produced a 389% cumulative total return and over the 10-year period ending March 31, 2007, a 20% average annual total return for BancorpRI shareholders. The past year has been a challenging one for the entire banking sector, given the flat to inverted yield curve negatively impacting bank earnings nationwide. PL Capital has used selective measurements and a limited timeframe to make the company appear to be an underperformer, which we are not. Over the past 10 years, BancorpRI has built a strong foundation and has an impressive track record of delivering superior value to our shareholders.

•

BancorpRI’s 2006 lower return on equity (ROE) and earnings per share (EPS) are due in part to the $21.5 million of capital we raised in April 2005, when we issued over 628,000 shares of common stock, resulting in our highest equity level since inception. Because our level of equity and number of outstanding shares have increased significantly, PL Capital’s comparisons to previous ROE and EPS metrics are misleading. Your Board is confident that our ROE and EPS will increase as we continue to implement our strategic plan.

•

BancorpRI made numerous capital investments in 2005, including the opening of two new branches, a private bank and a leasing company, which negatively impacted 2006 earnings. The returns from these investments are beginning to gain momentum, which we expect to reflect positively on our future earnings.

PL’s POSITION: BancorpRI is unable to control overhead expenses.

THE FACT IS: We do control expenses, but as a young, vibrant growing company, we balance this with investments in our franchise to ensure BancorpRI’s long-term growth and profitability. While this approach causes our expense ratios to be higher than other, more mature institutions, it is these investments that have created the valuable franchise that PL Capital now finds so attractive.

Furthermore, over the past year we have completed a number of initiatives to reduce expense growth. For example, as part of our ongoing operational efficiency review, we eliminated 24 positions and lowered our anticipated 2007 expense growth rate. Additionally, we continue to implement commercial and retail initiatives, which we expect will further increase operating efficiencies.

PL’s POSITION: BancorpRI should explore all possible strategic alternatives.

THE FACT IS: Your Board takes responsible and appropriate steps in evaluating all opportunities to enhance shareholder value, including potential mergers and acquisitions. Ryan Beck & Co., Inc. has served as our financial advisor since 2004, and assists your Board in evaluating current operations, as well as providing strategic insight on the banking industry and all potential value-creation opportunities.

Additionally, the dissidents have had numerous opportunities to outline their strategic insights for the future of BancorpRI, but have failed to suggest any plan beyond the sale of the company.

Your Board and management team have consistently created franchise and shareholder value. PL Capital only wants a sale of your company. We believe that we can create more value in the long-term than can be realized through a sale now. We believe the short-term goals of the dissidents’ investment funds do not align with and are not in the best interest of our shareholders.

PL’s POSITION: BancorpRI should have avoided a proxy contest by putting the dissidents’ nominees on the Board.

THE FACT IS: Your Board of Directors takes very seriously its responsibility to act in the best interests of all shareholders. Our obligation is to nominate the most qualified candidates to your Board. In fact, we met with the dissidents to evaluate their qualifications in an attempt to avoid a costly and distracting proxy contest. BancorpRI’s director nomination process included:

•	Face-to-face interviews with the Board Governance and Nominating Committee, which took place on January 18, 2007;
•	Chairman and Vice Chairman of the Board checked references supplied by the dissidents;
•	Re-evaluation of the Board’s nominees by the Board Governance and Nominating Committee and the review of other potential candidates; and
•

Extensive discussions among the Board Governance and Nominating Committee and the full Board of all candidates as well as of the expense, distraction and unfavorable publicity of a proxy contest measured against potential consequences of putting one or both of the dissidents on the Board.

YOUR BOARD CONCLUDED THAT THE DISSIDENTS WERE NOT THE MOST QUALIFIED CANDIDATES AND THEIR PRESENCE ON YOUR BOARD COULD NEGATIVELY IMPACT SHAREHOLDER VALUE

Given PL Capital’s announced intention to push for a sale of the company, your Board believes that the presence of one or both of the dissidents on your Board will interrupt the implementation of our strategic plan, which, as our track record supports, grows value for all shareholders. Additionally, allowing the dissidents – who have an admitted bias towards a sale – on the Board, could potentially cause business lending customers to defect, make it more difficult for the bank to attract new customers, and impede efforts to attract and retain talented key employees.

As we have said all along, BancorpRI’s creation of shareholder value during the past decade is a direct result of our execution of the strategic plan adopted by your Board of Directors. This includes: leveraging our keen understanding of the needs of the local marketplace; developing a high-value commercial business niche, an attractive retail customer base and an expanded branch footprint; and investing for the long-term in our people, franchise, infrastructure and community. PL Capital’s candidates add nothing to this equation.

THE STAKES ARE HIGH

PROTECT THE VALUE OF YOUR INVESTMENT

VOTE THE WHITE PROXY CARD FOR ALL YOUR BOARD’S DIRECTOR NOMINEES

Your vote is IMPORTANT. Whether or not you plan to attend the annual meeting, please sign, date and return the WHITE proxy card TODAY and discard all green proxy cards that you may receive from PL Capital.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT GEORGESON, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (866) 425-8584 (BANKS AND BROKERS PLEASE CALL COLLECT AT (212) 440-9800).

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

Malcolm G. Chace

Chairman of the Board

IMPORTANT INFORMATION

Bancorp Rhode Island, Inc. (“BancorpRI”) filed a definitive proxy statement in connection with its 2007 annual meeting of shareholders with the Securities and Exchange Commission on April 4, 2007. BANCORPRI SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of BancorpRI’s definitive proxy statement and any other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of BancorpRI’s definitive proxy statement are also available for free at BancorpRI’s Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention: Investor Relations. In addition, copies of BancorpRI’s proxy materials may be requested by contacting our proxy solicitor, Georgeson Inc. at (866) 425-8584 toll free.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI’s shareholders is available in BancorpRI’s definitive proxy statement filed with the Securities and Exchange Commission on April 4, 2007.

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